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                                                                  EXHIBIT 99(ii)

                            THE ALLSTATE CORPORATION
         POLICY REGARDING PRE-APPROVAL OF INDEPENDENT AUDITORS' SERVICES

PURPOSE AND APPLICABILITY
The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the Independent Auditors.

The Committee recognizes that the Independent Auditors possess a unique knowledge of the Company (which includes consolidated subsidiaries), and can provide necessary and valuable services to the Company in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management,
(ii) auditors cannot audit their own work and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when retaining the Independent Auditors to perform audit and permitted non-audit services.

POLICY STATEMENT
All services provided by the Independent Auditors, both audit and permitted non-audit, must be pre-approved by the Audit Committee or a Designated Member of the Committee ("Designated Member") referred to below. The Audit Committee will not approve the engagement of the Independent Auditors to provide any of the Prohibited Services listed in the attached appendix.

PROCEDURES
Following approval by the Audit Committee of the engagement of the Independent Auditors to provide audit services for the upcoming fiscal year, the Independent Auditors will submit to the Committee for approval schedules detailing all of the specific audit, audit related and other permitted non-audit services (collectively "permitted services") proposed, together with estimated fees for such services that are known as of that date. The types of services that the Audit Committee may consider are listed in the attached appendix. Each specific service proposed will require approval by the Committee or as provided below, the Designated Member.

The pre-approval of permitted services may be given at any time before commencement of the specified service. With respect to permitted non-audit services, Company management may submit to the Committee or the Designated Member for consideration and approval schedules of such services that management recommends be provided by the Independent Auditors. In such case, the Independent Auditors will confirm to the Committee, or the Designated Member, that each such proposed service is permissible under applicable regulatory requirements.

DESIGNATED MEMBER
The Audit Committee may delegate to one or more designated member(s) of the Audit Committee ("Designated Member"), who is independent as defined under the applicable New York Stock Exchange listing standards, the authority to grant pre-approvals of permitted services to be provided by the Independent Auditors. The Chair of the Audit Committee shall serve as its Designated Member. The decisions of the Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

REVIEW OF SERVICES
At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report summarizing any newly pre-approved permitted services and estimated fees since its last regularly scheduled meeting, together with (i) the permitted non-audit services, including fees, actually provided by the Independent Auditors, if any, since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Auditors.


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                                    APPENDIX

PERMITTED AUDIT AND AUDIT RELATED SERVICES:

     1. Audits of the Company's financial statements required by SEC rules, lenders, statutory requirements, regulators and others.
     2. Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company.
     3.   Audits of employee benefit plans.
     4. Accounting consultations and support related to generally accepted accounting principles.
     5. Tax compliance and related support for any tax returns filed by the Company, and returns filed by any executive or expatriate under a company-sponsored program.
     6.   Tax consultation and support related to planning.
     7.   Regulatory exam related services.
     8.   Internal control consulting services.
     9.   Merger and acquisition due diligence services.
     10.  Other audit related services.

OTHER PERMITTED SERVICES:

     1. Information technology services and consulting unrelated to the Company's financial statements or accounting records.
     2.   Integration consulting services.
     3. Review of third party specialist work related to appraisal and/or valuation services.
     4. Actuarial consulting services that would not be subject to audit procedures during an audit of the Company's financial statements.
     5. Employee benefit consulting services that are not the functional equivalent of management or employee services.
     6. Training unrelated to the Company's financial statements or other areas subject to audit procedures during an audit of the Company's financial statements.

PROHIBITED SERVICES: (unless such services may be provided under future SEC rules)

     1. Bookkeeping or other services related to the Company's accounting records or financial statements.
     2.   Appraisal or valuation services or fairness opinions.
     3.   Management functions or human resources.
     4.   Broker-dealer, investment adviser, or investment banking services.
     5.   Legal services.
     6.   Internal audit outsourcing.
     7.   Financial information systems design and implementation.
     8.   Actuarial - audit-related.
     9. Expert services, unrelated to an audit of the Company's financial statements, in connection with legal, administrative, or regulatory proceedings or in an advocate capacity.
     10. Services determined impermissible by the Public Company Accounting Oversight Board.


As amended, effective November 10, 2003